Exhibit 10.2

Personal and Confidential

[Date]

[Name]

[Email Address]

Re: Retention Bonus Agreement

Dear __________:

Acadia Management Company, LLC, a Delaware limited liability company (the “Company”), is pleased to offer you the opportunity to earn a cash retention bonus (the “Bonus’’) on the terms and subject to the conditions set forth in this letter agreement (this “Agreement”).

1.
Bonus Payment. The total amount of the Bonus will be $________, less applicable taxes, deductions and withholdings. You will earn the Bonus if you remain continuously employed by the Company from the date of this Agreement through ___________ (the “Bonus Date”). Notwithstanding the foregoing, if your employment with the Company terminates due to an Involuntary Termination (as defined below) prior to the Bonus Date, you shall be entitled to the full amount of the Bonus, provided that you execute, within the time provided by the Company to do so (and do not exercise any applicable revocation rights), a release of all claims in a form acceptable to the Company (the “Release”).

If earned, the Bonus will be paid to you in a lump sum cash payment on the Company’s first regular pay date coincident with or next following the date that is 30 days after the earlier to occur of the Bonus Date or the effective date of the Release following an Involuntary Termination.

2.
Definitions. For purposes of this Agreement:
a.
“Involuntary Termination” means the termination of your employment by the Company without Cause (as defined below) or your resignation for Good Reason (as defined below) after the date of this Agreement and on or before the Bonus Date that results in you no longer being employed by the Company or any of its affiliates.
b.
“Cause” has the meaning set forth in your Employment Agreement.
c.
“Employment Agreement” means the Employment Agreement dated as of _____________, by and between you and the Company.
d.
“Good Reason” has the meaning set forth in the Employment Agreement.

3.
No Right to Continued Employment; Other Benefits. Nothing in this Agreement changes the “at will” nature of your employment (meaning either you or the Company may terminate your employment at any time and for any reason, or for no reason at all) or confers upon you the right to continue to be employed by the Company or any of its affiliates for any particular period of time. The Bonus will not be taken into account to increase any benefits or compensation provided, or to continue coverage, under any other plan, program, policy or arrangement of the Company or any of its affiliates.
4.
Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Delaware (without regard to the conflicts of laws principles thereof) and applicable federal law.
5.
Counterparts; Amendment. This Agreement may be executed in multiple counterparts and may be amended only by a written instrument executed by you and the Company.
6.
Other Terms. Neither you nor your beneficiaries will be permitted to anticipate, encumber or dispose of any right, title, interest or benefit hereunder in any manner or any time until the Bonus has been paid to you.

Please review this Agreement carefully and, if you agree with all the terms and conditions as specified above, please sign and date this Agreement in the space below and return the signed Agreement to ___________ so that it is received by _________ no later than __________.

[Signature Page Follows]

Sincerely,

ACADIA MANAGEMENT COMPANY, LLC

By: Name: _____________

Title: ____________

ACKNOWLEDGED AND AGREED

__________________________

Name: _________________

Date: _________________